EXHIBIT 12

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
                             COMPUTATION IN SUPPORT
     OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                                                 FOR THE         FOR THE
                                                                              ELEVEN MONTHS        YEAR
                                        FOR THE YEAR ENDED DECEMBER 31            ENDED           ENDED
                                    --------------------------------------     NOVEMBER 30     NOVEMBER 30
                                     1991            1992            1993         1994             1995
                                    ------    ------------------    ------    -------------    ------------
Combined Fixed Charges and
  Preferred Dividends:
Interest expense:
Subordinated indebtedness........   $  170          $  150          $  144       $   158         $    206
Bank loans and other
borrowings*......................    4,755           5,035           5,224         6,294           10,199
Interest component of rentals of
office and equipment.............       70              74              76            42               44
Other adjustments**..............        2               2               7             4               28
                                    ------         -------          ------    -------------    ------------
Total fixed charges..............    4,997           5,261           5,451         6,498           10,477
Preferred dividends (tax
  equivalent basis)..............       48              48              48            58               64
                                    ------         -------          ------    -------------    ------------
TOTAL (A)........................   $5,045          $5,309          $5,499       $ 6,556         $ 10,541
                                    ------         -------          ------    -------------    ------------
                                    ------         -------          ------    -------------    ------------
Earnings:
Pretax income (loss) from
continuing operations............   $  150          $ (247)         $   27       $   193         $    369
Fixed charges....................    4,997           5,261           5,451         6,498           10,477
Other adjustments***.............        7                              (6)           (4)             (28)
                                    ------         -------          ------    -------------    ------------
TOTAL (B)........................   $5,154          $5,014          $5,472       $ 6,687         $ 10,818
                                    ------         -------          ------    -------------    ------------
                                    ------         -------          ------    -------------    ------------
(B / A)..........................     1.02            ****            ****          1.02             1.03
                                    ------         -------          ------    -------------    ------------
                                    ------         -------          ------    -------------    ------------

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*    Includes amortization of long-term debt discount.

** Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

*** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.

**** Earnings were inadequate to cover fixed charges and preferred dividends and would have had to increase approximately $295 million in 1992 and $27 million in 1993 in order to cover the deficiency.